Exhibit 99.1

2111 North Molter Road
Liberty Lake, WA 99019
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509.891.3355 Fax
www.itron.com

FOR IMMEDIATE RELEASE

Cisco and Itron Join Forces to Deliver Next-Generation Smart Grid Platform

Cisco’s standards-based IP architecture to power Itron’s market-leading smart meter system

Solution Will Create a Consolidated Network for Utilities, Make Possible More Reliable Delivery of Energy to Homes and Businesses

LIBERTY LAKE, Wash., and SAN JOSE, Calif. — September 1, 2010 — Itron Inc. (NASDAQ: ITRI) and Cisco announced today a strategic alliance that will advance the transformation of the world’s energy infrastructure. Together, the two will deliver a definitive 21st century Internet Protocol (IP)-based communications platform to the smart grid market and help advance more consistent and reliable delivery of energy across the electric distribution system and into homes and businesses.

Itron and Cisco -- world leaders in smart metering and networking communications, respectively -- will collaborate on solutions that will transition smart metering technology into an open and interoperable, enterprise-class network for utilities. Specifically, the two companies will develop a standards-based, highly secure technology for full IPv6 implementation of field area communications to support smart metering, intelligent distribution automation and interfaces to the customer premise. Such an approach will help ensure consistent and interoperable wired and wireless communications among the various components of the smart grid, enabling utilities to scale to meet the demands of increasingly empowered customers and highly distributed generation portfolios.

“The alliance between Cisco and Itron represents a major step forward in the realization of a modern, more intelligent energy infrastructure. Together, we aim to enable standardization of the smart-grid architecture and help create an end-to-end communications platform. As a result, utilities will benefit from an energy grid that is more secure, scalable and reliable, as well as solutions that are easier to maintain and able to support future needs,” said Laura Ipsen, Cisco senior vice president and general manager for the Smart Grid business unit.

When asked about the value of the alliance, Philip Mezey, senior vice president and chief operating officer for Itron North America, stated: “Our customers have reiterated that security, interoperability and open standards are critical to the success of their smart grid initiatives. We are creating the first enterprise-class utility networking solution to utilize the scalable, reliable, highly secure technology synonymous with the Cisco name around the world. At Itron, we are enthusiastic about this effort and its potential to enhance utility communication networks around the globe.”

Terms of the Agreement

Under terms of the agreement, Itron and Cisco will jointly develop the reference design that defines a standard for smart grid field area and smart metering network communications, utilizing the latest version of the Internet Protocol (IPv6). A key standard identified by the National Institute of Technology, IPv6 integrates network security into its framework; allows for simplified processing of data by routers and other network devices; and offers a wealth of extensibility options over the current and widely-used IPv4 implementation.

Itron will license and embed Cisco IP technology within its OpenWay® meters as well as distribute Cisco networking equipment and software as part of its smart meter deployments. Itron will continue to provide the complete solution and maintain its customer relationships.

“We want to respect the legacy systems that have been deployed thus far within smart grids while innovating for the future. Cisco believes that Itron’s current-generation OpenWay solution is an excellent candidate for future upgrades to a full IPv6 implementation,” said Paul De Martini, chief technology officer and vice president of strategy for the Smart Grid business unit at Cisco. “With a true smart-meter platform providing full software upgradability, OpenWay will be a catalyst for launching this next-generation architecture.”

“Itron designed OpenWay to be able to adapt to evolving market needs. The move to embed Cisco IP communications continues to deliver on our promise of interoperability and open standards for OpenWay,” said Philip Mezey, of Itron North America. “This enables an expanding set of smart grid applications into the future.”

Cisco and Itron Financial Analyst Conference Call:

The two companies will host a conference call to discuss today’s announcement at 11:00 a.m. EDT on Wednesday, September 1, 2010. The call will be webcast in a listen-only mode and can be accessed online at www.itron.com, under the Investors > Investor Events tab or at www.cisco.com under Investor Relations > Events and News tab.  The webcast replay will begin after the conclusion of the live call and will be available for two weeks.  A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #7546795.  Additional materials related to today’s announcement can be found at www.itron.com/, under the Partners > Cisco tab.

Cisco and Itron Press & Industry Analysts Conference Call:

The two companies will host a conference call for media and industry analysts at 10:00 a.m. PDT/1:00 p.m. EDT on Wednesday, September 1, 2010.  Media and analysts can attend by dialing:  1-866-432-9903 / Meeting ID:  208 487 972 or this link.

About Itron:

At Itron, we’re dedicated to delivering end-to-end smart grid and smart distribution solutions to electric, gas and water utilities around the globe. Our company is the world’s leading provider of smart metering, data collection and utility software systems, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our offerings include electricity, gas, water and heat meters; network communication technology; collection systems and related software applications; and professional services. To realize your smarter energy and water future, start here: www.itron.com.

About Cisco:

Cisco (NASDAQ: CSCO), the worldwide leader in networking that transforms how people connect, communicate and collaborate, this year celebrates 25 years of technology innovation, operational excellence and corporate social responsibility. Information about Cisco’s Connected Grid strategy can be found at http://www.cisco.com/go/smartgrid

For additional information, contact:

Sharelynn Moore
Director, Itron Marketing & Communications
(509) 891-3524
sharelynn.moore@itron.com

Konajilo Luseni Barrasso
Vice President, Makovsky + Company, Inc.
(212) 508-9684
kluseni@makovsky.com

Ranny Dwiggins
Vice President, Itron Investor Relations
(509) 891-3443
ranny.dwiggins@itron.com

Jennifer Greeson Dunn
Cisco Public Relations
(202) 354-2968
jegreeso@cisco.com

Dan Ferguson
Cisco Investor Relations
978.863.2119
danfergu@cisco.com